UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 18, 2011 (July 12, 2011)

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

On July 12, 2011, China TransInfo Technology Group Co., Ltd. (the “Group Company”), a variable interest entity of China TransInfo Technology Corp., entered into a government equity investment agreement (the “Investment Agreement”) with Zhongguancun Development Group (“Zhongguancun”), Beijing Marine Communication & Information Co., Ltd. (“Beijing Marine”), Zhongyuan Credit Guarantee Co., Ltd. (“Zhongyuan Credit”) and the Group Company’s majority-owned subsidiary, China TranWiseway Information Technology Co., Ltd. (“China TranWiseway”) whereby Zhongguancun agreed, on behalf of Beijing Municipal Government, within a pre-defined period of time, to contribute an aggregate of RMB 50 million (approximately $7.69 million) in cash into China TranWiseway in exchange for a 10% equity interest in China TranWiseway. Following the first installment of capital contribution by Zhongguancun in an amount of RMB 10 million (approximately $1.54 million), the Group Company will retain a 53.80% majority ownership of China TranWiseway while Beijing Marine, Zhongyuan Credit and Zhongguancun will own 14.68%, 29.35% and 2.17% equity interest in China TranWiseway, respectively.

The foregoing summary of the material terms and provisions of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement filed as Exhibit 99.1 to this report, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1

English Translation of Agreement on Government Equity Investment in China TranWiseway Information Technology Co., Ltd., dated July 12, 2011, among China TransInfo Technology Group Co., Ltd., Zhongguancun Development Group, Beijing Marine Communication & Information Co., Ltd., Zhongyuan Credit Guarantee Co., Ltd. and China TranWiseway Information Technology Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: July 18, 2011

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1

English Translation of Agreement on Government Equity Investment in China TranWiseway Information Technology Co., Ltd., dated July 12, 2011, among China TransInfo Technology Group Co., Ltd., Zhongguancun Development Group, Beijing Marine Communication & Information Co., Ltd., Zhongyuan Credit Guarantee Co., Ltd. and China TranWiseway Information Technology Co., Ltd.